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EXHIBIT 1 - FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

                                 FIRST AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT


     THIS FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment") of the Rights Agreement (defined below) is made and entered as of this the 31st day of July, 2000 between CEPHALON, INC. (the "Company"), and STOCKTRANS, INC., as rights agent (the "Rights Agent").

     WHEREAS, the Company and Chemical Bank, as rights agent, were parties to a Rights Agreement dated as of November 12, 1993, which was amended on November 1, 1998 to replace the existing rights agent with StockTrans, Inc. and was further amended and restated by the Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc. as Rights Agent (as amended and restated, the "Rights Agreement");

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement);

     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as provided herein;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. AMENDMENT OF SECTION 7(B).Section 7(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(b) The Purchase Price shall be initially $200 for each one-hundredth of a share of Preferred Stock purchasable upon the exercise of a Right. The Purchase Price and the number of one one-hundredth of a share of Preferred Stock or other securities or property to be acquired upon the exercise of a Right shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) of this Section 7."

     2. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.





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     3. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     4. GOVERNING LAW. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

     5. EFFECTIVENESS. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                 CEPHALON, INC.

                                 By:    /s/ FRANK BALDINO, JR.
                                     ---------------------------------------
                                 Name:  Frank Baldino, Jr.
                                 Title: Chairman and Chief Executive Officer

                                 STOCKTRANS, INC., Rights Agent

                                 By:    /s/ JONATHAN MILLER
                                     ---------------------------------------
                                 Name:  Jonathan Miller
                                 Title: President